Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Group Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	bobbi.chaville@ros.com

ROSS STORES REPORTS STRONG FIRST QUARTER EARNINGS,
RAISES FISCAL YEAR 2012 GUIDANCE AND
INCREASES LONG-TERM STORE GROWTH POTENTIAL

     Pleasanton, California, May 17, 2012 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended April 28, 2012 of $.93, up from a split-adjusted $.74 for the 13 weeks ended April 30, 2011. These results represent a 26% increase on top of a 28% gain in last year’s first quarter. Net earnings for the 2012 first quarter grew to $208.6 million, up 21% from $173.0 million in the prior year. Sales for the quarter ended April 28, 2012 increased 14% to $2.357 billion, with comparable store sales up a strong 9% on top of a 3% gain in 2011.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with our much better-than-expected financial results in the first quarter. Our robust sales and earnings were driven mainly by our ongoing ability to deliver a wide array of fresh and exciting name brand bargains to today’s value-focused consumers. In addition, we believe that favorable weather across many of our markets also contributed to our above-plan performance.”

     Mr. Balmuth continued, “Operating margin for the period grew about 70 basis points to a record 14.4% driven primarily by leverage on selling, general and administrative expenses from the robust gains in same store sales. Cost of goods sold as a percent of sales improved by 15 basis points from the prior year, as higher merchandise gross margin and leverage on occupancy were partially offset by increases in distribution, freight and buying costs.”

     Mr. Balmuth also noted, “We continued to enhance stockholder returns through our stock repurchase and dividend programs in the first quarter. During the first three months of fiscal 2012, we repurchased 2.0 million shares of common stock for an aggregate price of $111 million. We remain on track to buy back a total of $450 million in common stock during fiscal 2012 to complete the two-year $900 million program authorized in early 2011.”

     Looking ahead, Mr. Balmuth said, “For the second quarter ending July 28, 2012, we are now forecasting same store sales to increase 3% to 4% and earnings per share of $.72 to $.75, up from last year’s $.64. This represents 13% to 17% projected growth on top of a 20% increase in the second quarter of 2011. In addition, we are raising our 2012 earnings per share guidance for the 53 weeks ending February 2, 2013 to $3.26 to $3.37, above our initial guidance of $3.12 to $3.27 and compared to $2.86 in fiscal 2011.”

     Commenting on the Company’s future expansion plans, Mr. Balmuth said, “We are pleased to announce that we have increased our long-term projected store potential to 2,500 locations in the United States. Our current research and proven ability to cluster stores closer together indicate that we can more fully saturate existing and new markets. As a result, we now believe that Ross Dress for Less can grow to approximately 2,000 locations across the country, up from our prior target of 1,500. We continue to believe that dd’s DISCOUNTS can become a chain of about 500 stores. Combined, we therefore have the ability over time to more than double the size of our Company domestically.”

     The Company will provide additional details about its first quarter results and management’s outlook for the second quarter on a conference call to be held on Thursday, May 17, 2012 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website located at www.rossstores.com. A recorded version of the call will also be available at the website address, and via a telephone recording through 8:00 p.m. Eastern time on Thursday, May 24, 2012 at 404-537-3406, ID # 80147849.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2011 and Form 8-Ks for fiscal 2012. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2011 revenues of $8.6 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,051 locations in 30 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 95 dd’s DISCOUNTS® in eight states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
	April 28,	April 30,
($000, except stores and per share data, unaudited)	2012	2011
Sales	$2,356,841	$2,074,576

Costs and Expenses
Costs of goods sold	1,679,127	1,481,206
Selling, general and administrative	337,811	309,160
Interest expense, net	2,232	2,495
Total costs and expenses	2,019,170	1,792,861

Earnings before taxes	337,671	281,715
Provision for taxes on earnings	129,058	108,742
Net earnings	$208,613	$172,973

Earnings per share [1]
Basic	$0.94	$0.75
Diluted	$0.93	$0.74

Weighted average shares outstanding (000) [1]
Basic	221,104	229,528
Diluted	224,929	233,547

Dividends [1]
Cash dividends declared per share	$-	$-

Stores open at end of period	1,146	1,068

1 All share and per share amounts have been adjusted for the two-for-one stock split effective December 15, 2011.

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	April 28,	April 30,
($000, unaudited)	2012	2011
Assets

Current Assets
Cash and cash equivalents	$741,117	$671,005
Short-term investments	463	3,275
Accounts receivable	66,632	61,683
Merchandise inventory	1,134,703	1,172,716
Prepaid expenses and other	104,216	72,900
Deferred income taxes	11,854	15,662
Total current assets	2,058,985	1,997,241

Property and equipment, net	1,246,601	1,005,674
Long-term investments	5,614	12,191
Other long-term assets	146,286	86,888
Total assets	$3,457,486	$3,101,994

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$830,044	$742,600
Accrued expenses and other	284,108	265,586
Accrued payroll and benefits	148,770	141,268
Income taxes payable	107,715	89,340
Total current liabilities	1,370,637	1,238,794

Long-term debt	150,000	150,000
Other long-term liabilities	211,777	200,575
Deferred income taxes	114,437	106,519

Commitments and contingencies

Stockholders’ Equity	1,610,635	1,406,106
Total liabilities and stockholders’ equity	$3,457,486	$3,101,994

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	April 28,	April 30,
($000, unaudited)	2012	2011
Cash Flows From Operating Activities
Net earnings	$208,613	$172,973
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	43,136	39,934
Stock-based compensation	11,587	9,894
Deferred income taxes	(339)	9,657
Tax benefit from equity issuance	23,123	10,021
Excess tax benefit from stock-based compensation	(22,662)	(9,727)
Change in assets and liabilities:
Merchandise inventory	(4,633)	(85,799)
Other current assets	(28,890)	(25,392)
Accounts payable	100,177	1,120
Other current liabilities	(33,792)	(80,429)
Other long-term, net	1,010	(1,201)
Net cash provided by operating activities	297,330	41,051
Cash Flows From Investing Activities
Additions to property and equipment	(57,993)	(70,096)
Increase in restricted cash and investments	(13,410)	-
Purchases of investments	(424)	-
Proceeds from investments	618	1,814
Net cash used in investing activities	(71,209)	(68,282)
Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	22,662	9,727
Issuance of common stock related to stock plans	7,955	5,827
Treasury stock purchased	(23,123)	(12,837)
Repurchase of common stock	(110,614)	(112,500)
Dividends paid	(31,719)	(25,905)
Net cash used in financing activities	(134,839)	(135,688)
Net increase (decrease) in cash and cash equivalents	91,282	(162,919)
Cash and cash equivalents:
Beginning of period	649,835	833,924
End of period	$741,117	$671,005
Supplemental Cash Flow Disclosures
Interest paid	$-	$-
Income taxes paid	$30,258	$54,705
Non-Cash Investing Activities
Decrease in fair value of investment securities	$(13)	$(4)